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                     December 19, 2023

       Robert J. Durian
       Chief Financial Officer
       Alliant Energy Corporation
       4902 N. Biltmore Lane
       Madison, Wisconsin 53718

                                                        Re: Alliant Energy
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-09894

       Dear Robert J. Durian:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation